Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, November 3, 2010	(302) 857-3292

DOVER MOTORSPORTS, INC. ANNOUNCES

CLOSING OF GATEWAY INTERNATIONAL RACEWAY

Dover Motorsports, Inc. (NYSE: DVD) announced today that it was ceasing all operations at Gateway International Raceway.

The company previously announced that it would not seek to run any NASCAR Series events at the facility in 2011. The track ran its final NASCAR Nationwide Series event on October 23, 2010.

Denis McGlynn, President and CEO of Dover Motorsports, stated: “Gateway is a tremendous facility in a great racing community, but we are simply unable to operate it with an acceptable return. We truly appreciate the many years of dedication shown by our Gateway employees and their efforts to make Gateway such a great destination for all those passionate about our sport – from racing fans and drivers to sponsors, team owners and sanctioning bodies.”

The majority of the track is leased from third parties. The company owns approximately 150 acres of the facility and has been in discussions with several interested purchasers.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del. and Nashville Superspeedway near Nashville, Tenn. Both concrete tracks are home to some of the most exciting racing in NASCAR. The legendary “Monster Mile” in Dover is known for being tough on drivers and their equipment, and has been hosting two NASCAR Sprint Cup Series race weekends each year for over 40 years. Nashville Superspeedway first opened its doors in 2001 and currently hosts two NASCAR Nationwide Series and NASCAR Camping World Truck Series doubleheader race weekends each year. For further information, log on to www.DoverMotorsports.com.